ALLEGION REPORTS FOURTH-QUARTER, FULL-YEAR 2015 FINANCIAL RESULTS,
PROVIDES 2016 OUTLOOK

▪	Fourth-quarter 2015 earnings per share from continuing operations (EPS) of $0.74, compared with 2014 EPS of $0.37; 2015 adjusted EPS of $0.89, up 17.1 percent compared with 2014 adjusted EPS of $0.76

▪	Fourth-quarter 2015 revenue of $545.4 million, down 4.9 percent compared to 2014, up 4.8 percent on an organic basis

▪
Fourth-quarter 2015 operating margin of 14.9 percent, compared with 2014 operating margin of 11 percent; 2015 adjusted operating margin of 19 percent, improved 40 basis points compared with 2014 adjusted operating margin of 18.6 percent

▪	Full-year 2015 EPS of $1.59, compared with 2014 EPS of $1.92; 2015 adjusted EPS of $3.03, up 21.7 percent compared with 2014 adjusted EPS of $2.49

▪	Full-year 2015 revenue of $2.07 billion, down 2.4 percent compared to 2014, up 5.4 percent on an organic basis

▪
Full-year 2015 operating margin of 17.3 percent, compared with 2014 operating margin of 15.4 percent; 2015 adjusted operating margin of 19.2 percent, improved 50 basis points compared with 2014 adjusted operating margin of 18.7 percent

▪	Full-year 2015 available cash flow of $222.2 million, an increase of 7.1 percent versus prior year

▪
Full-year 2016 reported sales growth forecasted to be up 7 to 8 percent and up 4 to 5 percent on an organic basis; Full-year 2016 EPS outlook of $3.15 to $3.35 and $3.25 to $3.40 on an adjusted basis, up 7.3 to 12.2 percent

DUBLIN (Feb. 11, 2016) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported fourth-quarter 2015 net revenues of $545.4 million and net earnings of $71.9 million or $0.74 per share. Excluding charges related to restructuring, acquisitions and divestitures, adjusted net earnings were $86.5 million or $0.89 per share, up 17.1 percent when compared with fourth-quarter 2014 adjusted EPS of $0.76.

Fourth-quarter net revenues decreased 4.9 percent, when compared to the prior year period (up 4.8 percent on an organic basis). Reported revenues had positive organic growth and contribution from acquisitions that were more than offset by divestitures and foreign currency. The organic growth reflects the introduction of new products and the company’s channel initiatives as well as global electronic sales that grew 28 percent in the quarter.

The Americas segment revenues decreased 2 percent (up 6.6 percent on an organic basis). The organic growth was driven by low-double digit residential and mid-single digit non-residential growth. Overall revenue declined due to unfavorable foreign currency and the divestiture of the company’s Venezuelan business, partially offset by the benefit of acquisitions.

The EMEIA segment revenues increased 24.8 percent (up 3.1 percent on an organic basis), reflecting acquisitions, improved pricing and volume that more than offset unfavorable foreign currency. Acquisitions delivered approximately $35 million in revenue in the quarter.

The Asia Pacific segment revenues were down 58.2 percent, when compared to the prior year period (down 1.6 percent on an organic basis). Reported revenues were impacted by unfavorable foreign currency and the divestiture of the system integration business. The decline in organic revenue was primarily due to the decline in the system integration business reflected in our results for a portion of the quarter, partially offset by low-double digit organic growth in the remaining business.

Fourth-quarter adjusted operating margin was 19 percent, compared with 18.6 percent in 2014. The 40-basis-point improvement in adjusted operating margin reflects good leverage on incremental volume, productivity and great progress in our EMEIA transformation. These benefits more than offset incremental investments and foreign currency impacts.

By reporting segment, the Americas adjusted operating margin improved 60 basis points and EMEIA improved 240 basis points, while Asia Pacific declined 560 basis points. Operating margin for the Asia Pacific segment, excluding the system integration business, increased 400 basis points.

Full-year Results
Full-year 2015 net revenues of $2.07 billion decreased 2.4 percent, when compared to the prior year period (up 5.4 percent on an organic basis). Reported revenues had positive organic growth and contribution from acquisitions that were more than offset by divestitures and foreign currency. The organic growth reflects the introduction of new products and the company’s channel initiatives as well as global electronic sales that grew more than 20 percent for the full year.

Full-year 2015 adjusted operating margin was 19.2 percent, compared with 18.7 percent in 2014 - an increase of 50 basis points. The adjusted operating margin improvement reflects strong leverage on incremental volume, favorable pricing, productivity, a 380-basis-point improvement in EMEIA margins and a 580-basis-point improvement in Asia Pacific margins (excluding the system integration business). These benefits more than offset incremental investments and foreign currency.

Full-year 2015 net earnings from continuing operations were $154.3 million or $1.59 per share, compared to $186.3 million or $1.92 per share for the prior year. Full-year 2015 adjusted net earnings from continuing operations were $294 million or $3.03 per share, compared to $241.8 million or $2.49 per share for the prior year, reflecting a 21.7 percent increase. Adjusted net earnings and adjusted EPS were better than prior year, reflecting operational improvements, acquisitions and a lower effective tax rate offsetting higher interest expense.

“Allegion had an exceptional year, delivering on its commitments to create value for shareholders,” said David D. Petratis, Allegion chairman, president and CEO. “We drove organic growth of more than 5 percent and increased operating and EBITDA margins while accelerating our investments. We have achieved this with strong employee engagement and one of the safest workforces in the industry.”

“We have executed on our five growth pillars of core market expansion, innovation, acquisitions, enterprise excellence and growth in emerging markets. We made significant progress on our EMEIA transformation, reduced our effective tax rate, improved our business portfolio through strategic acquisitions and divestitures, and have delivered new products to market increasing our vitality index. Our growth priorities have remained unchanged since the time of our spin, and they will continue to guide us in 2016.”

Bocom Wincent
As previously disclosed, the company completed the sale of Bocom Wincent Technologies Co., Ltd. in the fourth quarter of 2015. For the fourth quarter, Bocom revenues and operating income were down approximately $55 million and $9 million respectively versus the prior year. For full year 2015, this business contributed approximately $39 million in revenues at an operating loss of approximately $4 million.

Additional Items
Interest expense for the fourth quarter of 2015 was $16.3 million. Interest expense for the fourth quarter of 2014 was $15.5 million, which included a non-cash charge of approximately $4.5 million to write off unamortized debt issuance costs. Adjusting for this item, interest expense increased $5.3 million in the fourth quarter as compared to the prior year, primarily due to the issuance of $300 million of senior notes completed in the third quarter.

Other income net for the fourth quarter of 2015 was $8.1 million, which includes contributions from the sale of non-strategic marketable securities that more than offset unfavorable currency losses. Other expense net for the fourth quarter of 2014 was $7.7 million, which reflected a Venezuelan asset remeasurement charge of $12.1 million partially offset by other favorable currency gains. Excluding the prior year charge, other income increased $3.7 million versus the prior year.

The company's adjusted effective tax rate for the fourth quarter of 2015 was 9 percent. The comparable adjusted effective tax rate for the fourth quarter of 2014 was 26.3 percent. The decrease reflects the favorable changes in the company’s mix of income earned in lower-rate jurisdictions, the continued execution of the company’s tax strategies and the benefit of discrete tax items recorded in the quarter.

Cash Flow and Liquidity
2015 available cash flow was $222.2 million, an increase of 7.1 percent versus the prior year. The year-over-year increase in available cash flow primarily reflects a decrease in capital expenditures that were consistent with 2015 expectations.

The company ended 2015 with cash of $199.7 million and total debt of $1,545.4 million. The company did not have any borrowings outstanding under its $500 million revolving credit facility at Dec. 31, 2015.

Dividends
As previously announced, Allegion's board of directors declared a quarterly dividend of $0.12 per ordinary share of the company, an increase of 20 percent over the prior dividend. The dividend is payable March 31, 2016, to shareholders of record on March 16, 2016.

“Allegion’s dividend increase reflects continued confidence and strength in our cash flow generation,” said Patrick Shannon, senior vice president and chief financial officer of Allegion. “We continue to focus on enhancing shareholder value through organic investments, opportunistic acquisitions and distributions to shareholders.”

2016 Outlook
The company expects full-year 2016 revenues to increase 7 to 8 percent, as organic growth and prior year acquisitions more than offset divestitures and currency headwinds. Full-year 2016 organic revenues, which exclude currency and acquisitions, are forecasted to increase in the range of 4 to 5 percent compared to 2015.

Petratis added, “In the Americas, we anticipate steady growth in both non-residential and residential segments. In the EMEIA markets, we see positive, albeit modest, growth in the southern region, and our portfolio changes in Asia Pacific have reduced risk and aligned us to our core markets. Our guidance reflects strong growth, despite challenging global markets, supported by our organic investments in new products and channels.”

Full-year 2016 reported EPS is expected to be in the range of $3.15 to $3.35 or $3.25 to $3.40 per share on an adjusted basis. This reflects an increase of 7.3 to 12.2 percent versus adjusted 2015 EPS. Adjustments to 2016 EPS include estimated impacts for known restructuring and acquisition activities. The outlook includes incremental investment of $0.10 to $0.15 per share; assumes a full-year effective tax rate of approximately 18 to 19 percent from continuing operations; and assumes an average diluted share count for the full-year of approximately 97 million shares.

The company is targeting an increase of available cash flow of approximately $280 to $300 million, reflecting an increase of approximately $60 to $80 million, which is approximately 26 to 35 percent higher versus prior year.

Conference Call Information
On Thursday, Feb. 11, 2016, David D. Petratis, chairman, president and CEO, and Patrick Shannon, senior vice president and chief financial officer, will conduct a conference call for analysts and investors, beginning at 8:30 a.m. EST, to review the company's results.

A real-time, listen-only webcast of the conference call will be broadcast live online. Individuals wishing to listen may access the call through the company's website at http://investor.allegion.com.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.
For more, visit www.allegion.com.

Non-GAAP Measures
The Company has presented operating income, operating margin, EBITDA, EBITDA margin, earnings from continuing operations, diluted earnings per share (EPS) from continuing operations and effective tax rate on both a U.S. GAAP basis and on an adjusted basis because the Company's management believes it may assist investors in evaluating the Company's on-going operations as a standalone company. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures. A reconciliation of the non-GAAP measures used to their most directly comparable GAAP measure is presented as a supplemental schedule to this earnings release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's 2016 financial performance, the Company’s growth strategy, the Company’s capital allocation strategy, the Company’s tax planning strategies, and the performance of the markets in which the Company operates. These forward-looking statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended Dec. 31, 2014, Form 10-Qs for the quarters ended March 31, June 30 and Sept. 30, 2015, and in our other SEC filings. The Company assumes no obligations to update these forward-looking statements.

ALLEGION PLC
Condensed and Consolidated Income Statements
(in millions, except per share data)

UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net revenues	$545.4	$573.5	$2,068.1	$2,118.3
Cost of goods sold	325.2	374.6	1,199.0	1,264.6
Gross profit	220.2	198.9	869.1	853.7

Selling and administrative expenses	138.7	135.9	510.5	527.4
Operating income	81.5	63.0	358.6	326.3

Interest expense	16.3	15.5	52.9	53.8
Loss on divestitures	(2.5)	—	104.2	—
Other (income) expense, net	(8.1)	7.7	(7.8)	4.6
Earnings (loss) before income taxes	75.8	39.8	209.3	267.9

Provision for income taxes	3.8	17.4	54.6	84.2
Earnings (loss) from continuing operations	72.0	22.4	154.7	183.7

Discontinued operations, net of tax	—	(0.2)	(0.4)	(11.1)

Net earnings (loss)	72.0	22.2	154.3	172.6

Less: Net earnings (loss) attributable to noncontrolling
interests	0.1	(13.2)	0.4	(2.6)

Net earnings (loss) attributable to Allegion plc	$71.9	$35.4	$153.9	$175.2

Amounts attributable to Allegion plc shareholders:
Continuing operations	$71.9	$35.6	$154.3	$186.3
Discontinued operations	—	(0.2)	(0.4)	(11.1)
Net earnings	$71.9	$35.4	$153.9	$175.2

Basic earnings (loss) per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.75	$0.37	$1.61	$1.94
Discontinued operations	—	—	(0.01)	(0.12)
Net earnings (loss)	0.75	0.37	1.60	1.82

Diluted earnings (loss) per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.74	$0.37	$1.59	$1.92
Discontinued operations	—	—	—	(0.12)
Net earnings (loss)	$0.74	$0.37	$1.59	$1.80

Shares outstanding - basic	96.0	95.8	95.9	96.1
Shares outstanding - diluted	97.0	96.8	96.9	97.2

ALLEGION PLC
Condensed and Consolidated Balance Sheets
(in millions)

UNAUDITED

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$199.7	$290.5
Accounts and notes receivables, net	303.4	230.4
Inventory	204.1	169.3
Other current assets	27.9	55.6
Assets held for sale	—	255.9
Total current assets	735.1	1,001.7
Property, plant and equipment, net	224.8	207.2
Goodwill	714.1	484.4
Intangible assets, net	372.4	125.4
Other noncurrent assets	238.9	197.2
Total assets	$2,285.3	$2,015.9

LIABILITIES AND EQUITY
Accounts payable	$175.1	$175.6
Accrued expenses and other current liabilities	206.4	203.8
Short-term borrowings and current maturities
of long-term debt	65.6	49.6
Liabilities held for sale	—	103.5
Total current liabilities	447.1	532.5
Long-term debt	1,479.8	1,215.0
Other noncurrent liabilities	328.7	249.9
Equity	29.7	18.5
Total liabilities and equity	$2,285.3	$2,015.9

ALLEGION PLC
Condensed and Consolidated Cash Flows
(in millions)

UNAUDITED

	Year Ended December 31,
	2015	2014
Operating Activities
Earnings from continuing operations	$154.7	$183.7
Depreciation and amortization	53.2	48.8
Changes in assets and liabilities and other non-cash items	49.5	26.5
Net cash from (used in) operating activities of continuing operations	257.4	259.0
Net cash used in operating activities of discontinued operations	(0.4)	(3.1)
Net cash from (used in) operating activities	257.0	255.9

Investing Activities
Capital expenditures	(35.2)	(51.5)
Acquisition of and equity investments in businesses, net of cash acquired	(511.3)	(25.2)
Other investing activities, net	12.7	41.9
Net cash used in investing activities	(533.8)	(34.8)

Financing Activities
Net debt proceeds (repayments)	278.3	(78.0)
Debt issuance costs	(9.0)	(5.8)
Dividends paid to ordinary shareholders	(38.3)	(30.0)
Repurchase of ordinary shares	(30.0)	(50.3)
Other financing activities, net	(6.0)	14.1
Net cash from (used in) financing activities	195.0	(150.0)

Effect of exchange rate changes on cash and cash equivalents	(9.0)	(8.0)
Net increase (decrease) in cash and cash equivalents	(90.8)	63.1
Cash and cash equivalents - beginning of period	290.5	227.4
Cash and cash equivalents - end of period	$199.7	$290.5

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net revenues
Americas	$383.1	$390.8	$1,558.4	$1,560.0
EMEIA	129.2	103.5	386.3	393.4
Asia Pacific	33.1	79.2	123.4	164.9
Total net revenues	$545.4	$573.5	$2,068.1	$2,118.3

Operating income (loss)
Americas	$100.2	$66.7	$418.0	$387.3
EMEIA	0.5	9.2	8.6	4.9
Asia Pacific	0.3	9.3	(3.4)	2.3
Corporate unallocated	(19.5)	(22.2)	(64.6)	(68.2)
Total operating income (loss)	$81.5	$63.0	$358.6	$326.3

ALLEGION PLC	SCHEDULE 2

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS FROM CONTINUING OPERATIONS

(in millions, except per share data)

The Company has presented revenue, operating income, operating margin, earnings from continuing operations, diluted earnings per share (EPS) from continuing operations, on both a U.S. GAAP basis and on an adjusted basis and presented adjusted EBITDA and adjusted EBITDA margin because the Company's management believes it may assist investors in evaluating the Company's on-going operations as a standalone public company. Adjustments to revenue, operating income, operating margin, earnings and diluted EPS from continuing operations and EBITDA include items that are considered to be unusual or infrequent in nature such as goodwill impairment charge, restructuring charges, asset impairments, merger and acquisition costs, one-time separation costs related to the spin-off from Ingersoll Rand, charges related to the devaluation of the Venezuelan bolivar and charges related to the divestitures of businesses.

The Company considers these items unrelated to its core, on-going operating performance, and believes the use of these non-GAAP measures allows comparison of operating results that are consistent over time. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures.

	Three Months Ended December 31, 2015				Three months ended December 31, 2014
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$545.4	$—		$545.4	$573.5	$—		$573.5

Operating income	81.5	22.0	(1)	103.5	63.0	43.6	(1)	106.6
Operating margin	14.9%			19.0%	11.0%			18.6%

Earnings (loss) before income taxes	75.8	19.6	(2)	95.4	39.8	60.2	(2)	100.0
Provision for income taxes	3.8	4.8	(3)	8.6	17.4	8.9	(3)	26.3
Effective income tax rate	5.0%			9.0%	43.7%			26.3%
Earnings (loss) from continuing operations	72.0	14.8		86.8	22.4	51.3		73.7

Non-controlling interest	0.1	0.2	(4)	0.3	(13.2)	13.7	(4)	0.5

Net earnings (loss) from continuing
operations attributable to Allegion plc	$71.9	$14.6		$86.5	$35.6	$37.6		$73.2

Diluted earnings (loss) per ordinary
share attributable to Allegion plc
shareholders:	$0.74	$0.15		$0.89	$0.37	$0.39		$0.76

(1)
Adjustments to operating income for the three months ended December 31, 2015 consist of $22.0 million of restructuring charges, merger and acquisition expenses and other costs. Adjustments to operating income for the three months ended December 31, 2014 consist of $10.3 million of costs incurred as part of the spin-off from Ingersoll Rand and restructuring charges as well as a $33.3 million non-cash inventory impairment charge to write inventory in Venezuela down to the lower of cost or market.

(2)
Adjustments to earnings before income taxes for the three months ended December 31, 2015 consist of the adjustments to operating income discussed above and $2.5 million of favorable adjustments related to the divestitures of the Company's operations in Venezuela and the systems integration business in China. Adjustments to earnings before income taxes for the three months ended December 31, 2014 consist of the adjustments to operating income discussed above, a $4.5 million charge to write-off unamortized debt issuance costs associated with the Company's Term B Loans and a $12.1 million charge to devalue the Company's Venezuelan bolivar-denominated net monetary assets.

(3)
Adjustments to the provision for income taxes for the three months ended December 31, 2015 consist of $4.8 million of tax benefit related to the excluded items discussed above. Adjustments to the provision for income taxes for the three months ended December 31, 2014 consist of $8.9 million of tax expense related to the excluded items discussed above.

(4)
Adjustments to non-controlling interest for the three months ended December 31, 2015 and 2014 consist of the portions of adjustments (1) through (3) that are not attributable to Allegion plc shareholders.

	Year ended December 31, 2015				Year ended December 31, 2014
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$2,068.1	$—		$2,068.1	$2,118.3	$—		$2,118.3

Operating income	358.6	38.1	(1)	396.7	326.3	69.7	(1)	396.0
Operating margin	17.3%			19.2%	15.4%			18.7%

Earnings (loss) before income taxes	209.3	145.1	(2)	354.4	267.9	86.3	(2)	354.2
Provision for income taxes	54.6	2.8	(3)	57.4	84.2	17.1	(3)	101.3
Effective income tax rate	26.1%			16.2%	31.4%	19.8%		28.6%
Earnings (loss) from continuing operations	154.7	142.3		297.0	183.7	69.2		252.9

Non-controlling interest	0.4	2.6	(4)	3.0	(2.6)	13.7	(4)	11.1

Net earnings (loss) from continuing
operations attributable to Allegion plc	$154.3	$139.7		$294.0	$186.3	$55.5		$241.8

Diluted earnings (loss) per ordinary
share attributable to Allegion plc
shareholders:	$1.59	$1.44		$3.03	$1.92	$0.57		$2.49

(1)
Adjustments to operating income for the year ended December 31, 2015 consist of a $4.2 million non-cash impairment charge to write inventory in Venezuela down to the lower of cost or market and $33.9 million of restructuring charges, merger and acquisition expenses and other expenses. Adjustments to operating income for the year ended December 31, 2014 consist of $36.4 million of costs incurred as part of the spin-off from Ingersoll Rand and restructuring charges as well as a $33.3 million non-cash inventory impairment charge to write inventory in Venezuela down to the lower of cost or market.

(2)
Adjustments to earnings before taxes for the year ended December 31, 2015 consist of the adjustments to operating income discussed above, a $2.8 million charge to devalue the Company's Venezuelan bolivar-denominated net monetary assets and 104.2 million of losses related to the divestitures of the Company's operations in Venezuela and systems integration business in China. Adjustments to earnings before income taxes for the year ended December 31, 2014 consist of the adjustments to operating income discussed above, a $4.5 million charge to write-off unamortized debt issuance costs associated with the Company's Term B Loans and a $12.1 million charge to devalue the Company's Venezuelan bolivar-denominated net monetary assets.

(3)
Adjustments to the provision for income taxes for the year ended December 31, 2015 consist of $2.8 million of tax benefit related to the excluded items discussed above. Adjustments to the provision for income taxes for the year ended December 31, 2014 consist of $17.1 million of tax expense related to the excluded items discussed above.

(4)	Adjustments to non-controlling interest for the year ended December 31, 2015 and 2014 consist of the portions of adjustments (1) through (3) that are not attributable to Allegion plc shareholders.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION
(in millions)

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	As Reported	Margin	As Reported	Margin
Americas
Net revenues (GAAP)	$383.1		$390.8

Operating income (GAAP)	$100.2	26.2%	$66.7	17.1%
Venezuela devaluation	—	—%	33.3	8.5%
Adjusted operating income	100.2	26.2%	100.0	25.6%
Depreciation and amortization	6.6	1.7%	6.6	1.7%
Adjusted EBITDA	$106.8	27.9%	$106.6	27.3%

EMEIA
Net revenues (GAAP)	$129.2		$103.5

Operating income (loss) (GAAP)	$0.5	0.4%	$9.2	8.9%
Restructuring charges	10.4	8.0%	1.3	1.3%
Merger and acquisition costs	6.5	5.0%	—	—%
Spin-off related and other charges	0.2	0.2%	1.1	1.0%
Adjusted operating income (loss)	17.6	13.6%	11.6	11.2%
Depreciation and amortization	6.5	5.0%	3.4	3.3%
Adjusted EBITDA	$24.1	18.6%	$15.0	14.5%

Asia Pacific
Net revenues (GAAP)	$33.1		$79.2

Operating income (loss) (GAAP)	0.3	0.9%	9.3	11.7%
Restructuring charges	0.4	1.2%	—	—%
Merger and acquisition costs	1.4	4.2%	—	—%
Spin-off related and other charges	0.1	0.3%	0.4	0.5%
Adjusted operating income (loss)	2.2	6.6%	9.7	12.2%
Depreciation and amortization	0.6	1.8%	0.3	0.4%
Adjusted EBITDA	$2.8	8.4%	$10.0	12.6%

Corporate
Operating income (loss) (GAAP)	$(19.5)		$(22.2)
Merger and acquisition costs	3.0		—
Restructuring charges	—		0.4
Spin-off related and other charges	—		7.1
Adjusted operating income	(16.5)		(14.7)
Depreciation and amortization	0.8		0.8
Adjusted EBITDA	$(15.7)		$(13.9)

Total
Adjusted net revenues	$545.4		$573.5

Adjusted operating income	103.5	19.0%	106.6	18.6%
Depreciation and amortization	14.5	2.6%	11.1	1.9%
Adjusted EBITDA	$118.0	21.6%	$117.7	20.5%

	Year Ended December 31, 2015		Year Ended December 31, 2014
	As Reported	Margin	As Reported	Margin
Americas
Net revenues (GAAP)	$1,558.4		$1,560.0

Operating income (GAAP)	$418.0	26.8%	$387.3	24.8%
Venezuela devaluation	4.2	0.3%	33.3	2.1%
Merger and acquisition costs	0.5	—%	—	—%
Spin-off related and other charges	—	—%	0.4	—%
Adjusted operating income	422.7	27.1%	421.0	26.9%
Depreciation and amortization	26.4	1.7%	24.8	1.6%
Adjusted EBITDA	$449.1	28.8%	$445.8	28.5%

EMEIA
Net revenues (GAAP)	$386.3		$393.4

Operating income (loss) (GAAP)	$8.6	2.2%	$4.9	1.2%
Restructuring charges	14.8	3.7%	6.7	1.6%
Merger and acquisition costs	6.5	1.7%	—	—%
Spin-off related and other charges	0.5	0.1%	4.5	1.1%
Adjusted operating income (loss)	30.4	7.9%	16.1	4.1%
Depreciation and amortization	17.2	4.4%	16.4	4.2%
Adjusted EBITDA	$47.6	12.3%	$32.5	8.3%

Asia Pacific
Net revenues (GAAP)	$123.4		$164.9

Operating income (loss) (GAAP)	$(3.4)	(2.8)%	$2.3	1.4%
Restructuring charges	0.4	0.3%	—	—%
Merger and acquisition costs	1.6	1.2%	—	—%
Spin-off related and other charges	0.3	0.2%	0.8	0.5%
Adjusted operating income (loss)	(1.1)	(0.9)%	3.1	1.9%
Depreciation and amortization	2.1	1.7%	1.1	0.7%
Adjusted EBITDA	$1.0	0.8%	$4.2	2.6%

Corporate
Operating income (loss) (GAAP)	$(64.6)		$(68.2)
Merger and acquisition costs	9.2		—
Restructuring charges	—		0.4
Spin-off related and other charges	0.1		23.6
Adjusted operating income	(55.3)		(44.2)
Depreciation and amortization	3.1		1.9
Adjusted EBITDA	$(52.2)		$(42.3)

Total
Adjusted net revenues	$2,068.1		$2,118.3

Adjusted operating income	396.7	19.2%	396.0	18.7%
Depreciation and amortization	48.8	2.3%	44.2	2.1%
Adjusted EBITDA	$445.5	21.5%	$440.2	20.8%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET INCOME TO ADJUSTED EBITDA

(in millions)

	Year Ended December 31,
	2015	2014
Net cash from (used in) operating activities
of continuing operations	$257.4	$259.0
Capital expenditures	(35.2)	(51.5)
Available cash flow	$222.2	$207.5

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net earnings (loss) (GAAP)	$72.0	$22.2	$154.3	$172.6
Provision for income taxes	3.8	17.4	54.6	84.2
Interest expense	16.3	15.5	52.9	53.8
Depreciation and amortization	14.5	11.1	48.8	44.2
EBITDA	106.6	66.2	310.6	354.8

Discontinued operations	—	(0.2)	(0.4)	(11.1)
Other (income) expense, net	(8.1)	7.7	(7.8)	4.6
Loss on divestitures	(2.5)	—	104.2	—
Venezuela devaluation	—	33.3	4.2	33.3
Merger and acquisition costs, restructuring charges,
spin-off related costs and other expenses	22.0	10.3	33.9	36.4
Adjusted EBITDA	$118.0	$117.7	$445.5	$440.2